Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for Fourth Quarter 2012

Stable revenue, continued improvement in asset quality and funding mix, focus on sustainable growth, expansion of products and services to meet more customer needs

BIRMINGHAM, Ala. – (BUSINESS WIRE) – January 22, 2013 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter and year ended December 31, 2012.

Key points:

•	Reported net income available to common shareholders of $261 million or $0.18 per diluted share as compared to $301 million or $0.21 per diluted share in the third quarter

•	Reported net income from continuing operations available to common shareholders of $273 million or $0.19 per diluted share

•	Adjusted net income available to common shareholders from continuing operations[1] was $311 million or $0.22 per diluted share as compared to $312 million or $0.22 per diluted share in the third quarter

•	Reported full year 2012 net income from continuing operations available to common shareholders of $1.1 billion or $0.76 per diluted share

•	Adjusted pre-tax pre-provision income[1] (PPI) from continuing operations totaled $493 million, a 5 percent increase from the prior quarter

•	Net interest income was stable and totaled $818 million; the resulting net interest margin was 3.10 percent

•	Non-interest revenue was $536 million, a 1 percent increase on a linked quarter basis. Total revenue was $1.35 billion, stable linked quarter

•	Non-interest expenses totaled $902 million, reflecting a 4 percent increase linked quarter. Adjusted non-interest expenses[1] decreased $20 million, or 2 percent linked quarter.

•	Asset quality improvement continues

•	Non-performing assets declined $296 million or 13 percent linked quarter; inflows of non-performing loans amounted to $350 million, down 24% linked quarter

•	Net charge-offs of $180 million decreased 31 percent linked quarter to 96 basis points; loan loss provision of $37 million was $143 million less than net charge-offs

•	Business services criticized loans declined $639 million linked quarter or 12 percent

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Allowance for loan losses as a percentage of loans declined 15 basis points linked quarter to 2.59 percent, while the ratio of allowance for loan losses to non-performing loans increased 5 basis points to 1.14x

•	Balance sheet

•	Funding mix continued to improve as low-cost deposits grew $2.1 billion linked quarter and higher cost time deposits declined $1.5 billion

•	Deposit costs declined to 22 basis points, down 6 basis points from third quarter and 18 basis points from the prior year

•

Loan growth in the middle market commercial and industrial and indirect auto portfolios continued, with average loans up 1.5 percent and 6.7 percent linked quarter, respectively. Average total loans decreased 1.4 percent linked quarter due to continued business and consumer deleveraging.

•	Loan yields were up 3 basis points linked quarter to 4.21 percent

•	Capital and liquidity positions remain strong

•	Solid capital position with an estimated Tier 1 ratio of 12.0 percent and Tier 1 Common ratio[1] of 10.8 percent at December 31, 2012

•

Successfully issued depositary shares representing preferred stock of $500 million, redeemed $345 million of trust preferred securities, and extinguished a $203 million liability associated with an investment by a third party in a subsidiary

•	Tangible common book value per share[1] was $7.11, an increase of $0.09 from the prior quarter

•	Liquidity position remains strong with a low loan-to-deposit ratio of 78 percent

Highlights		Three Months Ended:
(In millions, except per share data)		December 31, 2012	September 30, 2012	December 31, 2011
		Amount	Amount	Amount
Net Income
Net interest income		$818	$817	$849
Securities gains, net		12	12	7
Other non-interest income		524	521	500

Total revenue		1,354	1,350	1,356
Provision for loan losses		37	33	295
Goodwill impairment		0	0	253
Non-interest expense, excluding goodwill impairment		902	869	871

Pre-tax income (loss)		415	448	(63)
Income tax expense		138	136	18

Income (loss) from continuing operations	(A)	277	312	(81)
Loss from discontinued operations, net of tax		(12)	(11)	(467)

Net income (loss)		265	301	(548)
Preferred dividends and accretion	(B)	4	0	54

Net income (loss) available to common shareholders		$261	$301	($602)

Income (loss) from continuing operations available to common shareholders (A) – (B)		$273	$312	($135)

		Three Months Ended
		December 31, 2012	September 30, 2012	December 31, 2011
		Amount/Dil. EPS	Amount/Dil. EPS	Amount/Dil. EPS
Pre-tax Pre-Provision Income (non-GAAP) [1]
Income (loss) from continuing operations available to common shareholders (GAAP) (A) – (B)		$273	$312	($135)
Plus: Preferred dividends and accretion (GAAP)		4	0	54
Plus: Income tax expense (GAAP)		138	136	18

Pre-tax income (loss) from continuing operations (GAAP)		415	448	(63)
Plus: Provision for loan losses (GAAP)		37	33	295

Pre-tax pre-provision income from continuing operations (non-GAAP) [1]		$452	$481	$232
Plus: Goodwill impairment and other adjustments		41	(12)	236

Adjusted pre-tax pre-provision income from continuing operations (non-GAAP) [1]		$493	$469	$468

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
	Amount/Dil. EPS	Amount/Dil. EPS	Amount/Dil. EPS
GAAP to non-GAAP EPS Reconciliation
Earnings (loss) per share as reported (GAAP)	$0.18	$0.21	($0.48)
Earnings (loss) per share from discontinued operations (GAAP)	(0.01)	(0.01)	(0.37)

Earnings (loss) per share from continuing operations (GAAP)	0.19	0.22	(0.11)
Goodwill impairment from continuing operations	(0.00)	(0.00)	(0.20)
REIT investment early termination cost	(0.03)	(0.00)	(0.00)

Adjusted earnings per share from continuing operations, excluding goodwill impairment and REIT investment early termination cost (non-GAAP)[1]	$0.22	$0.22	$0.09

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Key ratios*
Net interest margin (FTE)	3.10%	3.08%	3.08%
Tier 1 capital	12.0%	11.5%	13.3%
Tier 1 common[1] risk-based ratio (non-GAAP)	10.8%	10.5%	8.5%
Tangible common stockholders’ equity to tangible assets[1] (non-GAAP)	8.63%	8.49%	6.57%
Tangible common book value per share[1] (non-GAAP)	$7.11	$7.02	$6.37
Asset quality

Allowance for loan losses as % of net loans	2.59%	2.74%	3.54%
Net charge-offs as % of average net loans~	0.96%	1.38%	2.16%
Non-accrual loans, excluding loans held for sale, as % of loans	2.27%	2.50%	3.06%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	2.59%	2.93%	3.83%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale	3.19%	3.47%	4.40%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized
[1]	Non-GAAP, refer to pages 10 and 18-20 of the financial supplement to this earnings release

Building a foundation for sustainable growth

Regions reported fourth quarter net income available to common shareholders of $261 million or $0.18 per diluted share and net income available to common shareholders from continuing operations of $273 million or $0.19 per diluted share.

Adjusted net income available to common shareholders from continuing operations1, which excludes costs resulting from the termination of a third party investment in a subsidiary, was $311 million or $0.22 per diluted share as compared to $312 million or $0.22 cents per diluted share in the third quarter. Adjusted pre-tax pre-provision income1 totaled $493 million, up $24 million linked quarter.

“Although challenging economic headwinds persist, Regions has maintained an intense focus on meeting the needs of our customers,” said Grayson Hall, president and CEO. “I am pleased with the progress we made in 2012 and am encouraged that our efforts are building a strong foundation for sustainable growth in 2013 and beyond.”

To help drive its growth efforts, the company recently launched Regions360, a unique relationship banking model that begins with a full and detailed view of customers’ financial situation and deepens those relationships through assisting customers in achieving their financial goals and helping them succeed financially. The model is backed by a robust suite of management practices and tools that include systematic referrals across business lines, standardized implementation of proven best practices, training and certification for providing customers with advice and guidance, as well as detailed measurement through a standard performance dashboard based on the company’s successful service quality improvement effort. Through Regions360, the company expects to maximize opportunities to cross-sell throughout its consumer services, business, and Wealth Management lines of business.

In addition, new products, services, and channel capabilities that broaden Regions appeal and contribute to customer growth have been introduced and will continue into 2013. These include:

•	Completed roll out of Now Banking, the first comprehensive suite of solutions for underserved households is growing customers at a rate of 10 percent per month

•	Newly launched Regions “E-Access account” designed for customers who bank using online, mobile and cards

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Improved the digital experience with new mobile apps, including iPads, enhanced person-to-person payments with mobile cash back rewards, introduction of Regions My GreenInsights personal financial management tools, and improved online account opening and payment capabilities

•	First quarter roll out of an industry leading mobile check deposit solution and check cashing at ATMs allowing customers to fund accounts from anywhere and access funds immediately

•	New Front Counter and Teller Image, along with a new sales and service platform designed to drive cost efficiencies, improve customer experience and increase sales effectiveness

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Continued to expand the Wealth Management line of business; through an agreement with a third party vendor, Regions will offer a full suite of financial planning and investment services through its branch network to better meet the needs of mass-affluent customers and families

Continued growth in middle market commercial and industrial and indirect auto lending offset by declines in other loan portfolios as customers continue to deleverage

Commercial and industrial loans experienced continued growth in the fourth quarter, particularly in lending to middle market customers. Average loans in this category were up 1.5 percent compared to the prior quarter and 8.7 percent over the same period last year. Total commercial and industrial commitments grew $1.4 billion, or 4.2 percent linked quarter, while commercial loan production (including renewals) totaled $10.4 billion, of which $4.3 billion were new loan originations.

Strong growth in indirect auto loan production and continued steady performance in commercial and industrial lending partially offset anticipated declines in real estate loans and continued deleveraging among both commercial clients and consumers. Average loans declined 1.4 percent sequentially driven by declines in investor real estate and commercial owner-occupied loans. Investor real estate now comprises 10 percent of the total loan portfolio compared to 14 percent one year ago.

Consumer loan production totaled $2.9 billion in the fourth quarter, which is an increase of 21 percent over the prior year. Indirect auto loans experienced an increase in average balances of 6.7 percent linked quarter. This was offset by declines in the residential mortgage and home equity portfolios as consumers continue to pay down debt. As an extension of the bank’s growing indirect auto business, Regions recently launched the Regions Auto Center and Auto Buying Service, allowing customers to research, shop for, finance, and insure a vehicle through the Regions Auto Center housed on the company’s website.

The company’s aggregate loan yield was up 3 basis points linked quarter to 4.21 percent, driven primarily by interest recoveries on non-accrual loans.

Funding mix improvement continues to drive decline in deposit costs

Average low-cost deposits grew 1.9 percent linked quarter while higher cost time deposits declined 8.5 percent. This continued shift drove an improvement in the company’s funding mix during the quarter, as average low-cost deposits as a percentage of total deposits rose to 86 percent compared to 80 percent last year. This positive mix shift resulted in deposit costs declining to 22 basis points for the quarter, down 6 basis points from third quarter and 18 basis points from last year. Total funding costs declined to 50 basis points, down 18 basis points from one year ago.

Taxable equivalent net interest income was $831 million, a $1 million increase linked quarter. The resulting net interest margin expanded 2 basis points linked quarter to 3.10 percent, primarily attributable to interest recoveries and lower deposit costs.

Service charges income drives growth in non-interest revenue; continued focus on expense management

Non-interest revenues totaled $536 million, up 1 percent linked quarter. Service charges income increased to $254 million, which is 4 percent higher than the prior quarter. Mortgage production for the quarter was approximately $2.1 billion, an 18 percent increase from the prior year. HARP II loan production year-to-date was $1.6 billion, surpassing the full year company goal of $1 billion in HARP II loans. As of the end of the quarter, analysis indicated that less than approximately 20 percent of HARP-eligible loans have refinanced. Throughout 2012 approximately 50 percent of HARP II applications were for homeowners whose mortgage was not originally serviced by Regions. Customers continue to take advantage of the low interest rate environment through traditional and HARP II mortgages for both refinancing and new home purchases.

Additionally, non-interest revenue has also benefited from the Now Banking suite of products, which was developed to meet the needs of consumers who rely on check cashing services, money remittance, money orders and prepaid cards, either in addition to or in place of a checking account. The number of customers utilizing the products has grown by approximately 25,000 customers a month since the launch of Now Banking in the first quarter of 2012.

Adjusted non-interest expenses1 were $849 million, a decrease of $20 million linked quarter and $22 million or 2.5 percent from the prior year. On November 30, 2012, Regions entered into an agreement with a third party investor in Regions Asset Management Company, Inc., a real estate investment trust, pursuant to which the investment was fully redeemed. This resulted in extinguishing a $203 million liability, including accrued, unpaid interest, as well as incurring early termination costs of approximately $42 million on a pre-tax basis and $38 million on an after-tax basis for the fourth quarter. Excluding the early termination costs, during 2012 Regions incurred approximately $28 million of non-interest expenses related to this liability. Additionally, during the quarter professional and legal expenses benefitted from a $20 million decrease in legal reserves.

Asset quality improvement continues

Asset quality continued to improve in the fourth quarter. The provision for loan losses totaled $37 million or $143 million less than net charge-offs. Total net charge-offs decreased linked quarter by 31 percent, or $82 million, to $180 million, the lowest level in almost five years. Net charge-offs as a percentage of total average loans decreased to 0.96 percent, below 1 percent for the first time in over four years. The company’s loan loss allowance to non-performing loan coverage ratio was 1.14x and the allowance for loan losses as a percentage of loans was 2.59 percent as of December 31, 2012.

Non-performing assets totaled $1.9 billion and were down $296 million or 13 percent linked quarter. Inflows of non-performing loans were $350 million, down $211 million or 38 percent from the prior year. Business Services criticized loans also declined 12 percent in the quarter and are down 29 percent year-over-year.

Strong capital and solid liquidity

Tier 1 and Tier 1 common1 capital ratios remained strong, ending the fourth quarter at an estimated 12.0 percent and 10.8 percent, respectively. Additionally in the quarter, the company completed an offering of depositary shares representing preferred stock of $500 million, and part of the proceeds were used to redeem $345 million of trust preferred securities.

The company’s liquidity position at both the bank and the holding company remains solid. As of December 31, 2012, the company’s loan-to-deposit ratio was 78 percent. Tangible common book value per share reached $7.11 for the fourth quarter, up from $7.02 in the prior quarter.

1	Non-GAAP, refer to pages 10 and 18-20 of the financial supplement to this earnings release

About Regions Financial Corporation

Regions Financial Corporation, with $121 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This presentation may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. Future and proposed rules, including those that are part of the Basel III process, are expected to require banking institutions to increase levels of capital and to meet more stringent liquidity requirements. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•	Possible stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2011 and the “Forward-Looking Statements” section of Regions’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Regions believes that the presentation of pre-tax, pre-provision income (PPI) and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as applied by management.

The REIT investment early termination costs, goodwill impairment, regulatory charge and related tax benefit are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes that the exclusion of these selected items in expressing income (loss) and certain other financial measures, including “adjusted earnings (loss) per share from continuing operations, excluding goodwill impairment and REIT investment early termination costs (on-GAAP)” provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Assessment and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items such as goodwill impairment and REIT investment early termination costs do not represent the amount that effectively accrues directly to stockholders (i.e. goodwill impairment and REIT early termination costs reduce earnings and stockholders’ equity).

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Monthly financial performance reporting

•	Monthly close-out reporting of consolidated results (management only)

•	Presentation to investors of company performance

See page 10 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income from continuing operations (non-GAAP) to adjusted pre-tax pre-provision income from continuing operations (non-GAAP). See pages 18-20 of the supplement to this earnings release for 1) a reconciliation and computation of adjusted income (loss) available to common shareholders (non-GAAP), adjusted income (loss) from continuing operations available to common shareholders (non-GAAP), and adjusted earnings (loss) per common share from continuing operations (non-GAAP), 2) computation of return on average assets from continuing operations (GAAP) and adjusted return on average assets from continuing operations (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) computation of return on average tangible common stockholders’ equity (non-GAAP) and adjusted return on average tangible common stockholders’ equity (non-GAAP), 5) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 6) computation of tangible common stockholders’ equity to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 7) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 8) computation of Tier one common risk–based ratio (non-GAAP), 9) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 10) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 11) a computation of the efficiency ratio and fee ratio (non-GAAP).